Exhibit 3.1.2


                                                                    <4738167
                                                                  JUN 08 RECD>
                           CERTIFICATE OF AMENDMENT

                     TO THE ARTICLES OF INCORPORATION OF

                               KUBLA KAHN, INC.


          Pursuant to the provisions of Section 16-10a-1006 of Utah Code Annotated (Revised Business Corporation Act), the undersigned corporation hereby adopts the following Certificate of Amendment to its Articles of Incorporation.

          FIRST:    The name of the corporation is Kubla Kahn,Inc.

          SECOND:     The following amendment to the Articles of Incorporation
of Kubla Kahn, Inc., changing the spelling of Kahn to Khan was duly adopted by the sole Incorporator pursuant to Utah Code Annotated 16-10a-1005, because no shares have been issued and no board of Directors has been appointed. The amendment is adopted pursuant to Section 16-10a-1006 Utah Code Annotated, to-wit:

                                  ARTICLE I


                                     Name

     The Name of this corporation is Kubla Khan, Inc.

          IN WITNESS WHEREOF, the undersigned as the sole incorporator has executed the foregoing Certificate of Amendment for the corporation this 24TH day of April, 2000.


                         Kubla Kahn, Inc. By:


                          /s/ William S. Roberts
                         _______________________________________
                         William S. Roberts / Sole Incorporator


<Stamped:
FILED
APR 25 2000
Utan Div. Of
Corp & Comm.
Code.>

<Stamped: State of Utah
Department of Commerce
Division of Corporations and Commercial Code

I hereby certify that the foregoing has been filed and approved this 25 day of APR 2000 in the office of this Division and hereby issue this Certificate thereof.

Examiner /s/ <illegible> Date 5/31/00>